SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2006 (May 26, 2006)

HUDSON'S GRILL INTERNATIONAL, INC.

(Exact name of Registrant as specified in its Charter)

Texas

(State or other jurisdiction of incorporation)

333-94797

(Commission or File Number)

75-2738727

(IRS Employer Identification Number)

16970 Dallas Parkway, Suite 402, Dallas, Texas 75248

(Address of Principal Executive Offices)

Issuer's telephone number, including area code:

(972) 931-9237

Section 8 - Other Events

Item 8.01 Other Events.

Hudson's Grill International, Inc. (the "Company"), a Texas corporation based in Dallas, Texas, announced the signing on May 26, 2006, of a new franchise agreement with Service Solutions of Oshkosh, Inc., a Wisconsin corporation owned by Jim and Lisa Stabile. The Stabiles also own the franchise in Appleton, Wisconsin. Jim Stabile is the Company's Midwest representative, and this will be the third franchise with which Mr. Stabile has been associated. Mr. Stabile will be president of the franchisee, and the agreement is guaranteed by Mr. and Mrs. Stabile. Mr. Stabile will train the staff for the new franchisee, which will pay a 4% royalty rate instead of a $15,000 up-front franchise fee and 2% royalty paid by franchisees who are developing their third franchise. The new Hudson's Grill restaurant will be managed by Matt Kohlman, who has worked with Mr. Stabile in Appleton.

The new restaurant will be located at 1051 S. Washburn Street, Oshkosh, Wisconsin. The site will require some renovation, but because it has been a restaurant, those renovations should be done quickly. The franchisee plans to open the new Hudson's Grill in early July.

The Company has also organized a new subsidiary, HGI-Oshkosh LLC, a Texas limited liability company. It plans to buy the property at 1051 S. Washburn, Oshkosh, Wisconsin. Closing is currently set for June 9, 2006. On June 3, 2006, HGI-Oshkosh LLC and Service Solutions of Oshkosh, Inc., signed a 20 year lease on the Oshkosh property; the lease will commence upon the closing on the purchase of the property.

Additionally, the Company announced that the Hudson's Grill restaurant located in San Luis Obispo, California, closed recently, and that Hornblowers, a restaurant in Ventura, California, which owed the Company on a note receivable that had previously been written down to approximately $26,000, also closed. At this time the Company does not anticipate any appreciable recovery on the Hornblowers note and will write off the note during the second quarter.

Section 9 - Financial Statements and Exhibits

Item 9.01(c) Exhibits.

1. Press Release dated June 6, 2006, about signing a new franchise for Oshkosh, Wisconsin, and the purchase of a building to lease to the new franchise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2006

HUDSON'S GRILL INTERNATIONAL, INC. s/s Robert W. Fischer Robert W. Fischer, Director

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